                                                 As Filed Pursuant to Rule 424B3
                                                 Reg. No.: 333-118353

PROSPECTUS

                                  69,444 SHARES

                         NEWTEK BUSINESS SERVICES, INC.

                                  COMMON STOCK

                        ---------------------------------

         This prospectus relates to the offering, which is not being underwritten, of 69,444 shares of our common stock, par value $0.02 per share.

         The selling shareholder may sell the shares at prices determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of these shares.

         Our common stock is traded on The Nasdaq Stock Market under the symbol
"NKBS". On October 6, 2004, the last reported sale price of our common stock was $3.50 per share.

                        --------------------------------

         BEFORE BUYING ANY SHARES YOU SHOULD READ THE DISCUSSION OF MATERIAL
RISKS OF INVESTING IN OUR COMMON STOCK IN "RISK FACTORS" BEGINNING ON PAGE 3.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF
THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

                 The date of this prospectus is October 7, 2004.

                         -------------------------------

                                TABLE OF CONTENTS

                                                                                     PAGE
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PROSPECTUS SUMMARY                                                                     1
RISK FACTORS                                                                           3
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE                       16
SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS                          17
PLAN OF DISTRIBUTION                                                                  17
SELLING SHAREHOLDER                                                                   19
USE OF PROCEEDS                                                                       20
LEGAL MATTERS                                                                         20
EXPERTS                                                                               20
DISCLOSURE OF COMMISSION POLICY ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY       20

                                       -i-

                              PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully, including the "Risk Factors" section, as well as the information that we incorporate by reference in this prospectus.

OUR BUSINESS

      Newtek Business Services, Inc. is a holding company for several wholly and majority-owned operating subsidiaries and certified capital companies, or capcos. Our major focus is to provide high value and cost efficient services to small and medium-sized businesses. We currently operate in four principal lines of business. These four lines of business are as follows:

      o CERTIFIED CAPITAL COMPANIES. A capco is a company we form pursuant to a state-sponsored program which is designed to encourage investment in small and new businesses and to create economic activity and jobs in the sponsoring state.
To induce investors to participate in capco programs, the state provides a capco with tax credits to issue to its investors, all of which must be insurance companies. After it is capitalized, the capco is obligated to invest its funds in small and new businesses within the state in accordance with statutory requirements relating to such matters as the size of the business, location and number of employees. We have used our capcos to finance our small business administration, payment processing and financial reporting businesses. To date, our primary source of cash has been the statutorily fixed annual management fees of 2.5% of each capco's initial capital.

      o SMALL BUSINESS LOANS. Through our majority-owned subsidiary, Newtek
Small Business Finance, Inc., or NSBF, we make small business loans guaranteed by the U.S. Small Business Administration, or SBA, under the section 7(a) loan program and related section 504 business real estate loan program. NSBF is one of 14 companies licensed to provide SBA loans nationwide under the section 7(a)
loan program and the related section 504 real estate loan program. The SBA definition of eligible small businesses is based on standard industry codes and generally includes businesses with less than $25,000,000 in revenues and no more than 1,500 employees.

      o PAYMENT PROCESSING. Newtek Merchant Solutions, or NMS, offers credit card, debit card and gift card processing services and check approval services to approximately 5,600 small and medium-sized businesses as of June 30, 2004 through its four payment processing companies and its full-service processing center in Milwaukee, Wisconsin. NMS also provides these services to local and regional banks and credit unions that do not offer their own payment processing services so that these banks may offer these services to their merchant clients through us.

      o WEBSITE HOSTING. On July 9, 2004 we acquired CrystalTech Web Hosting,
Inc., or CrystalTech. Netcraft, an independent consultant, has cited CrystalTech as the world's third largest website hosting enterprise utilizing exclusively
Microsoft Hosting 2003(R). As of April 2004, CrystalTech had approximately
26,000 active accounts in approximately 80 countries, approximately 80% of which are located in the United States.

OUR STRATEGY

      Through our business relationships, we continually assess new product offerings and services for our small and medium-sized business customers. As we seek to enhance our position as a leading provider of business services to our marketplace, we have implemented the following strategies:

      o Aggressively focus our business model to provide products and services to the small and medium-sized business market. Over the last three years, we have refined our business model to focus on developing and marketing products and services aimed at small and medium-sized businesses like those we fund through our capco programs. As our product and service offerings grow and diversify, we intend to continue to reduce our dependence on the capco programs as a source of funding and revenue.

      o Further develop national recognition of the "Newtek" brand through marketing alliances. We have formed key marketing alliances with national business organizations such as Merrill Lynch and Cendant Corporation, business and trade organizations such as the Credit Union National Association and the
Community Bankers of Wisconsin, and affinity organizations such as Revelation
Corporation of America, Navy Federal Credit Union and the semi-public Veterans'
Corporation of America. These strategic partners, through their customers, members and participants, generate small business lending and payment processing business for us and build awareness of our brand name. We intend to develop further our "Newtek" brand by seeking out and entering into new marketing alliances.

      o Cross-sell additional products and services to small and medium-sized businesses. Our web-based, proprietary referral system is a custom designed customer relationship management tool which allows us to utilize our marketing alliance partners' client base efficiently and cost effectively and assures our alliance partners full transaction transparency with the highest level of customer service. We intend to expand the use of this tool to cross-sell our products and services to our customer base, the customers we acquire through acquisitions and our alliance partners.

      o Opportunistically acquire companies or assets to provide complementary products and services to small and medium-sized businesses. By strategically acquiring companies or assets in our primary product and service markets, we can expand our customer base and create cross-selling opportunities for our growing suite of complementary goods and services. We believe that the acquisition of
CrystalTech furthers this objective.

      o Focus our cross marketing and acquisition strategies on the addition of small and medium-sized business customers. We plan to grow the marketing programs of our current businesses and acquire other complementary businesses to build a large unified base of small and medium-sized business customers.

      o Continue to develop our technology to process new business and financial transactions. Our applications processing technology allows us to process new business received by our small and medium-sized business customers utilizing a web-based system and a centralized processing point. Our trained representatives use these web-based applications as a tool to acquire and process data, eliminating the need for our customers to complete multiple paper forms in face-to-face meetings. We will continue to develop this system because we believe it is customer friendly, allows us to process applications efficiently and allows us to store client information for further processing and future cross-selling efforts.

      o Continue to access the capco market as capco opportunities arise. We believe there is continued opportunity to use the capco programs as a funding source to facilitate the growth of our businesses and to facilitate our ability to make opportunistic loans and passive investments in small businesses.

      RESALE REGISTRATION

      We are registering these securities for resale by the selling shareholder and will receive no proceeds from their disposition. We will bear all costs, expenses and fees in connection with the registration of these securities. The selling shareholder will bear all commission and discounts, if any, attributable to the sale of these securities.

      ABOUT US

      We were incorporated in 1999 in New York and changed our name from Newtek
Capital, Inc. to Newtek Business Services, Inc. in November 2002. Our principal executive offices are located at 100 Quentin Roosevelt Blvd., Garden City, New
York 11530 and our telephone number is (516) 794-0100. Our website address is
www.NewtekBusinessServices.com. Information incorporated into our website is not a part of this prospectus.

                                  RISK FACTORS

      Before you invest in our common stock, you should carefully consider the following risks as well as the other information in this prospectus in evaluating the investment.

      RISKS RELATING TO OUR BUSINESS GENERALLY

      OUR BUSINESS FOCUSES ON THE INVESTMENT IN AND ACQUISITION OF SMALL
BUSINESSES, WHICH TYPICALLY HAVE A HIGH RATE OF FAILURE, MAY TAKE SOME TIME TO
BECOME PROFITABLE AND MAY NEVER BECOME PROFITABLE.

      We place primary emphasis on the investment in and acquisition of small businesses with the objective of developing a network of profitable businesses, most of which will principally serve the small and medium-sized business market.
Early stage businesses historically have a higher rate of failure than larger businesses, and many that do not fail will have only limited profitability.
Moreover, profit generated by any of our majority-owned companies or other investments could be offset by losses generated by others. Our profitability resulting from the operations of our businesses may be delayed for the foreseeable future.

      For example, our consolidated subsidiaries experienced aggregate net losses of approximately $2,700,000 for the year ended December 31, 2003 and aggregate net losses of approximately $3,591,000 for the year ended December 31,
2002. We recorded no net losses from equity method investees in 2003 and approximately $729,000 in 2002. In addition, during 2003 we wrote off approximately $1,996,000 of investments in small businesses, compared to approximately $1,602,000 in 2002, representing management's best estimate as to the amount of the other than temporary decline in the value of the investments.
During the first and second quarters of 2004 we had no write offs.

      We have generated and carry goodwill as an asset resulting from some of our acquisition transactions. In 2003, we determined to write down the value of our goodwill by approximately $1,435,000. We can make no assurance that our current or future additional goodwill will not be written down pursuant to applicable accounting standards. A significant write down of a major asset, such as goodwill, could have a material adverse effect on our business, a negative impact on earnings and the value of our common stock.

      Each of our major investments and affiliated companies may be impacted by a variety of adverse economic, governmental, industrial and internal company factors unique to that business and outside our control. If our investments and affiliated companies do not succeed in overcoming these adverse factors, the value of our assets and the price of our stock would fall.

      In the past few years we have increasingly concentrated our investments in companies participating in small business lending and electronic payment processing, and we plan to make significant investments in a new insurance agency, the Newtek Insurance Agency, and CrystalTech. Each of these businesses has numerous risks associated with them and you should read the specific risk factors set forth below with respect to each of these businesses.

      As we have concentrated our investments, typically made through the capco programs, in companies which are part of our nationwide marketing strategy of providing a variety of services to small and medium-sized businesses, our exposure and that of our affiliated companies to risks specific to these business lines has increased. We discuss below some of the risks of our significant operations in government-guaranteed small business lending and acting as an independent sales organization in the electronic card processing business. If we are not successful in implementing this business strategy and developing and marketing our new products and services, our results of operations will be negatively impacted.

      WE RELY ON OUR CAPCOS TO FUND OUR INVESTMENTS AND OUR CAPCOS ARE LIMITED
BY REGULATIONS IN THE TYPES OF INVESTMENTS THEY CAN MAKE.

      Our ability to invest in or acquire companies has in the past been significantly reliant on investments permissible under the capco programs in which we participate. In the programs under which the capcos operate, investments by a capco may only be made in the state in which the particular capco operates and the target company must meet certain requirements as to size, employment of state residents and possible restrictions on the ability to relocate. These limitations may require us to forego attractive or desirable investments, which could adversely affect or prevent implementation of our business strategy.

      IF WE DO NOT MANAGE OUR GROWTH EFFECTIVELY, OUR FINANCIAL PERFORMANCE
COULD BE HARMED.

      Our rapid revenue growth has placed, and will continue to place, certain pressures on our management, administrative, operational and financial infrastructure. As we continue to grow our business, such growth could require capital, systems development and human resources beyond current capacities. As evidence of our internal growth, on December 31, 2001, we and all of our consolidated and majority-owned affiliates had approximately 20 employees, and on December 31, 2003 we had approximately 100 employees, without consideration of independent contractors. The increase in the size of our operations may make it more difficult for us to ensure that we execute our present businesses and future strategies. The failure to manage our growth effectively could have a material adverse effect on our financial condition and results of operations.

      BECAUSE EXPENSES ARE EXPECTED TO INCREASE AS WE BUILD AN INFRASTRUCTURE
AND IMPLEMENT OUR BUSINESS STRATEGY, WE MAY INCUR ADDITIONAL LOSSES IN THE
FUTURE.

      Because our expenses are expected to increase more quickly than our revenue as we build our infrastructure and implement our business strategy, we will likely incur additional losses in the near future. We expect the additional expenses to result primarily from our plans to:

            o     expand existing systems;

            o     broaden affiliated company support capabilities;

            o     continue to explore acquisition opportunities and alliances;
                  and

            o     facilitate business arrangements among affiliated companies.

      IF WE ARE UNABLE TO OBTAIN THE RESOURCES REQUIRED FOR THE GROWTH AND
DEVELOPMENT OF OUR AFFILIATED COMPANIES, THEY WILL BE HIGHLY SUSCEPTIBLE TO
FAILURE, WHICH WOULD DIRECTLY AFFECT OUR PROFITABILITY AND VALUE.

      Early-stage businesses often fail due to their limited capital and human resources. The effective implementation of our business model is dependent upon the ability of the affiliated companies, with assistance from us, to arrange for the managerial, capital and other resources which they usually require in order to become and remain profitable.

      WE MAY NOT BE ABLE TO INTEGRATE ACQUIRED COMPANIES INTO OUR COMPANY AND,
AS WE ACQUIRE MORE AND LARGER INTERESTS IN AFFILIATED COMPANIES, OUR RESOURCES
AVAILABLE TO ASSIST OUR AFFILIATED COMPANIES MAY BE INSUFFICIENT.

      We have made strategic acquisitions and we intend to continue to make acquisitions in accordance with our business plan. Each acquisition involves a number of risks, including:

            o     the diversion of our management's attention to the
                  assimilation and ongoing assistance with the operations and personnel of the acquired business, which could strain the management resources we have available;

            o     the potential for our affiliated companies to grow rapidly and adversely affect our ability to assist our affiliated
                  companies as intended;

            o     possible adverse effects on our results of operations and cash flows; and

            o     possible inability by us to achieve the intended objective of the acquisition.

      Any strain on our ability to assist our affiliated companies as intended or to acquire and integrate businesses under our business plan could have a negative impact on our operations, financial results and cash flows.

      OUR BUSINESS MAY BE ADVERSELY AFFECTED BY THE HIGHLY REGULATED INDUSTRIES
IN WHICH WE OPERATE.

      Many of the industries in which we operate are highly regulated and we cannot assure you that we or our affiliated companies are, or that we will continue to be, in full compliance with current laws, rules and regulations. If we or our affiliated companies are unable to comply with applicable laws or regulations or if new laws limit or eliminate some of the benefits of our business lines, our financial condition, results of operations and our cash flows could be materially adversely affected.

      IF WE LOSE OUR KEY PERSONNEL, WE MAY NOT BE ABLE TO FIND AND HIRE
EXPERIENCED REPLACEMENTS.

      Our business relies heavily on the expertise of our senior management, particularly Messrs. Barry Sloane, Brian A. Wasserman and Jeffrey G. Rubin, our
CEO, CFO and President, respectively. These individuals currently serve pursuant to employment agreements which expire on June 30, 2005. The loss of the services of these individuals could have a material adverse effect on our financial condition, results of operations and cash flows and it is likely that it will be difficult to find adequate replacements.

      WE AND OUR AFFILIATED COMPANIES DEPEND ON OUR ABILITY TO ATTRACT AND
RETAIN KEY PERSONNEL AND ANY LOSS OF ABILITY TO ATTRACT THESE PERSONNEL COULD
ADVERSELY AFFECT US.

      Our success depends upon the ability of our affiliated companies and other investments to attract and retain qualified personnel and our ability to supplement those capabilities with our senior management personnel. Competition for qualified employees is intense. If our affiliated companies lose the services of key personnel, or are unable to attract additional qualified personnel, the business, financial condition, results of operations and cash flows of us or one or more of our affiliated companies could be materially adversely affected. It can take a significant period of time to identify and hire personnel with the combination of skills and attributes required in carrying out our strategy.

      OUR SUCCESS DEPENDS ON OUR ABILITY TO COMPETE EFFECTIVELY IN THE HIGHLY
COMPETITIVE INDUSTRIES IN WHICH WE OPERATE.

      We face intense competition in organizing capcos, originating SBA loans, processing electronic payments and offering insurance, as well as in the other industries in which we or our affiliated companies operate. Low barriers to entry often result in a steady stream of new competitors entering certain of these businesses. Current and potential competitors are or may be better established, substantially larger and have more capital and other resources than we do. If we expand into additional geographical markets, we will face competition from others in those markets as well.

      A MAJOR FEATURE OF OUR BUSINESS STRATEGY IS THE DEVELOPMENT OF
OPPORTUNITIES FOR OUR SERVICE AND PRODUCT PROVIDER BUSINESSES TO MARKET TO THE
CUSTOMERS OF OUR OTHER BUSINESS LINES AND TO THE CUSTOMER BASES OF OUR ALLIANCE
PARTNERS.

      Although the business strategy of management contemplates the referring of prospects between wholly-owned and partially owned companies in our network, there is no history of such cross-selling and there can be no assurances that any effort to make referrals across our network of affiliated companies will result in additional revenue opportunities. In order for our referral network to achieve the desired

result, each of the constituent companies must have proper incentives and feel comfortable making such introduction, and furthermore, the service provider receiving such referral must properly service such referred client. Instituting a corporate culture conducive to sending and receiving referrals is difficult and may not yield the results anticipated by us. In addition, our marketing alliances are terminable and, if we make serious errors or fail to produce sufficient revenues for our alliance partners, we are at risk of losing these relationships.

      THE INABILITY OF ANY ONE OF OUR BUSINESS SEGMENTS TO SERVICE CUSTOMERS
ADEQUATELY REFERRED TO IT FROM WITHIN OUR OTHER COMPANIES COULD IMPAIR OUR
OVERALL RELATIONSHIP WITH SUCH CUSTOMERS.

      A significant benefit of our structure and strategy is the ability to cross market between our SBA, electronic payment processing and other business customers. However, should the business relationship between one of our business segments and customers deteriorate for any reason, such customers may opt to withdraw their business from our other businesses. Such a loss of business could negatively impact our results of operations and cash flows.

      WE RELY ON INFORMATION PROCESSING SYSTEMS, AND OUR STRATEGY OF CROSS
MARKETING TO CUSTOMERS AMONG OUR MAJORITY-OWNED SUBSIDIARIES WILL INCREASE THIS
RELIANCE; THE INTERRUPTION, LOSS OR FAILURE OF WHICH WOULD MATERIALLY AND
ADVERSELY AFFECT OUR BUSINESS.

      Our ability to provide business services depends, and will increasingly depend, on our capacity to store, retrieve, process and manage significant amounts of data and expand and upgrade our information processing capabilities.
Interruption or loss of our information processing capabilities through loss of stored data, breakdown or malfunctioning of computer equipment and software systems, telecommunications failure or damage caused by acts of god or other disruption, could have a material adverse effect on our business, financial condition and results of operations. Although we have disaster recovery procedures in place and insurance to protect against such contingencies, we cannot be certain that our disaster recovery systems or insurance will continue to be available at reasonable prices, cover all our losses or compensate us for the possible loss of clients occurring during any period that we are unable to provide outsourced business services.

      WE ARE ATTEMPTING TO BUILD A NATIONAL "NEWTEK" BRAND FOR SERVICES AND
PRODUCTS MARKETED TO SMALL AND MEDIUM-SIZED BUSINESSES, BUT WE ARE UNABLE TO
OBTAIN A SIGNIFICANTLY HIGH LEVEL OF PROTECTION FOR THE BRAND NAME DUE TO ITS
PREVIOUS USAGE IN OTHER CONTEXTS.

      The current and past usage by others of names similar to "Newtek" may make obtaining a significant level of protection for the use of such name very costly. We cannot assure you that we will be able to prevent competitors from using the name "Newtek" in other contexts or even in competition with us. In the event of such an infringement, we would attempt to vigorously defend our rights to the name, but we can give no assurance that we will be successful in doing
so. We have not registered the mark "Newtek" with the United States Patent and
Trademark Office.

      RISKS RELATED TO OUR CAPCO BUSINESS

      BECAUSE OUR CAPCOS ARE SUBJECT TO MINIMUM INVESTMENT AND OTHER
REQUIREMENTS UNDER STATE LAW, A FAILURE OF ANY OF THEM TO MEET THESE
REQUIREMENTS COULD SUBJECT THE CAPCO AND OUR SHAREHOLDERS TO THE LOSS OF ONE OR
MORE CAPCOS AND WOULD PRECLUDE PARTICIPATION IN FUTURE CAPCO PROGRAMS.

      Involuntary decertification of all or substantially all of our capcos would result in material loss to us and our shareholders. In general, capcos issue debt and equity instruments, such as warrants, to insurance company investors and the capcos then acquire interests in companies in accordance with applicable state statutes. In return, the states issue tax credits to the capcos, which are available to and used by the insurance company investors to reduce their state tax liabilities. In order to maintain its status as a capco and to avoid the recapture of the tax credits granted, each capco must meet a number of state requirements. A key requirement in order to maintain capco certification is that a capco must comply with minimum investment schedules that benchmark both the timing and type of required investments.

Although to date we have met all applicable benchmarks, we may not do so in the future. A final involuntary loss of capco status, referred to as a decertification as a capco, will result in a loss of the tax credits for us and our insurance company investors; it would also enable the capco insurer, which has the obligation to make compensatory payments to offset the lost tax credits, to take control of one or more capcos and manage or liquidate the capco investments to offset its losses. This would deprive us of the value of the investments and make participation in future capco programs highly unlikely.

      THE ABILITY OF OUR CAPCOS TO MEET MINIMUM INVESTMENT REQUIREMENTS IS
MATERIALLY AND ADVERSELY AFFECTED BY THE COST OF CAPCO INSURANCE.

      Each of our capcos, following its organization and payment for capco insurance, begins operations with cash approximately equal to 50% of its initial funding (inclusive of any funds obtained from the capco insurer as premium financing), or "certified capital," the amount on which the minimum investment requirement is based. In order to avoid decertification and remain in compliance with applicable rules, each capco must invest an amount equal to at least 50% of certified capital in qualified investments. The capcos receive full credit in the minimum investment calculation for the reinvestment of funds returned to the capco by the repayment, sale or liquidation of investments. However, each capco's ability to meet its minimum investment requirement could be adversely effected by:

            o     the cost of insurance at the beginning of the capco's
                  investment cycle;

            o     the ability to obtain the premium financing from the capco insurer;

            o     the transfer of 2.5% of certified capital per year as
                  management fees to us;

            o     the direct costs and expenses of operating the capco,
                  including legal and accounting fees;

            o     the payment of taxes due by the capco; and

            o     losses by the capco, which are common on investments in
                  riskier early-stage, start up and potentially high growth
                  businesses.

      As of June 30, 2004 seven of our eleven operating capcos have met the minimum investment requirements (the capco managed by Exponential Business
Development, Inc., or Exponential, is not included as we only manage but do not own it). The eleventh capco, in Alabama, was funded and began operations in
January, 2004 and is at the beginning of its business cycle, with the entire amount of its certified capital yet to be invested. However, the remaining four capcos must invest an aggregate of approximately $8,910,000 within the varying time frames prescribed by the capcos' respective states. Failure of one of these capcos to make the minimum investments within the prescribed time frames would lead to decertification of a capco.

      THE CAPCO PROGRAMS AND THE TAX CREDITS THEY PROVIDE ARE CREATED BY STATE
LEGISLATION, AND SUCH LAWS ARE SUBJECT TO POSSIBLE ACTION TO REPEAL OR
RETROACTIVELY REVISE THE PROGRAMS FOR POLITICAL, ECONOMIC OR OTHER REASONS. SUCH
AN ATTEMPTED REPEAL WOULD CREATE SUBSTANTIAL DIFFICULTY FOR THE CAPCO PROGRAMS
AND COULD, IF ULTIMATELY SUCCESSFUL, CAUSE US MATERIAL FINANCIAL HARM.

      The tax credits associated with the capco programs and provided to our capcos' investors are to be utilized by the investors over a period of time, typically ten years. Much can change during such a period and it is possible that one or more states may revise or eliminate the tax credits. Any such revision or repeal could have a material adverse economic impact on our capco, either directly or as a result of the capco's insurer's actions. During 2002 a single legislator in Louisiana did introduce such a proposed bill, on which no action was taken, and in Colorado in 2003 and 2004 bills to modify (not repeal)
its capco program were introduced; the 2002 legislation was defeated in a legislative committee. The 2004 Colorado legislation could have a material and adverse impact on the potential profitability of our Colorado capco if some of the proposed provisions are adopted.

      IN THE EVENT OF A THREAT OF DECERTIFICATION BY A STATE, THE CAPCO INSURER
IS AUTHORIZED TO ASSUME PARTIAL OR COMPLETE CONTROL OF A CAPCO WHICH WOULD
LIKELY RESULT IN FINANCIAL LOSS TO THE CAPCO AND POSSIBLY US AND OUR
SHAREHOLDERS.

      Under the terms of insurance policies purchased by all but one of our capcos for the benefit of the investors, the capco insurer is authorized, in the event of a formal written threat of decertification by a state and absent appropriate corrective action by the capco, to assume partial or complete control of a capco in order to avoid final decertification and the requirement to pay compensatory interest to the certified investors under the policies.
While avoiding final decertification, control by the insurer would result in significant disruption of the capco's business and likely result in financial loss to the capco and our business.

      IN THE ABSENCE OF THE ADOPTION OF NEW CAPCO PROGRAMS, WE WILL BE UNABLE TO
DERIVE ANY NEW INCOME FROM TAX CREDITS, WHICH TO DATE REPRESENTS SUBSTANTIALLY
ALL OF OUR INCOME.

      Virtually all of our net income for each of the years since inception was derived from the recognition of income related to tax credits available under current capco programs. We will recognize additional income related to tax credits from the current capco programs over the next ten years. Thereafter, unless additional capco programs are adopted and we are able to participate in them, we will derive no income from additional capco programs. The adoption of new state capco programs could be materially and adversely affected by adverse economic conditions or a change in the political acceptability of economic development or capco programs.

      OUR METHOD OF INCOME RECOGNITION DERIVED FROM THE CAPCO TAX CREDITS CAUSES
MOST OF SUCH INCOME TO BE RECEIVED IN THE FIRST FIVE YEARS OF THE PROGRAMS. IN
THE ABSENCE OF INCOME FROM OUR INVESTMENTS OR OTHER SOURCES, WE WOULD SUSTAIN
MATERIAL LOSSES IN LATER YEARS.

      In our capco programs we recognize the majority of our income from the tax credits in the early years of the programs because income recognition is tied to the schedule by which the tax credits become irrevocable and beyond recapture
(approximately five years). We recognize the majority of our income from ten year capco programs in the first five years. In the absence of income from other sources, such as our investments in small businesses and affiliated companies, our income would decrease materially and we would likely sustain material losses in later years. Although we will not be recognizing significant tax credit income in the latter part of the program, we will continue to incur costs for the administration of the capcos, insurance expenses for the capcos and interest expenses on the capco notes. In the absence of our participation in new capco programs, income from tax credits will remain stagnant or decrease as the capcos reach maturity beginning in 2004.

      IF WE ARE DEEMED TO BE AN INVESTMENT COMPANY UNDER THE INVESTMENT COMPANY
ACT OF 1940, WE WILL NOT BE ABLE TO EXECUTE OUR BUSINESS STRATEGY.

      Because capcos can operate in a manner similar to venture capital funds, there is a risk that the Securities and Exchange Commission, or the SEC, or a
court might conclude that we fall within the definition of investment company, and unless an exemption is available, we would be required to register under the
Investment Company Act of 1940. Compliance with the Investment Company Act as a registered investment company would cause us to alter significantly our business strategy of participating in the management and development of affiliated companies, impair our ability to operate as planned and seriously harm our business. In addition, our contracts would be voidable and a court could appoint a receiver to take control of and liquidate our business.

      The SEC has adopted Rule 3a-1 that provides an exemption from registration as an investment company if a company meets both an asset and an income test and is not otherwise primarily engaged in an investment company business by, among other things, holding itself out to the public as such or by taking controlling interests in companies with a view to realizing profits through subsequent sales of these interests. A company satisfies the asset test of Rule 3a-1 if it has no more than 45% of the value of its total assets (adjusted to exclude U.S.
Government securities and cash) in the form of securities other than interests in majority-owned subsidiaries and companies which it primarily and actively controls. A

company satisfies the income test of Rule 3a-1 if it has derived no more than
45% of its net income for its last four fiscal quarters combined from securities other than interests in majority owned subsidiaries and primarily and actively controlled companies.

      RISKS RELATING TO OUR SBA LENDING BUSINESS

      WE HAVE SPECIFIC RISKS ASSOCIATED WITH SMALL BUSINESS ADMINISTRATION
LOANS.

      We have generally sold the guaranteed portion of SBA loans in the secondary market. There can be no assurance that we will be able to continue originating these loans, or that a secondary market will exist for, or that we will continue to realize premiums upon the sale of, the guaranteed portions of the SBA loans.

      We believe that our SBA loan portfolio does not involve more than a normal risk of collection. However, since we have sold the guaranteed portion of substantially all of our SBA loan portfolio, we incur a pro rata credit risk on the non-guaranteed portion of the SBA loans since we share pro rata with the SBA in any recoveries. In the event of default on an SBA loan, our pursuit of remedies against a borrower is subject to SBA approval, and where the SBA establishes that its loss is attributable to deficiencies in the manner in which the loan application has been prepared and submitted, the SBA may decline to honor its guarantee with respect to our SBA loans or it may seek the recovery of damages from us. If we should experience significant problems with our underwriting of SBA loans, such failure to honor a guarantee or the cost to correct the problems could have a material adverse effect on us. Although the
SBA has never declined to honor its guarantees with respect to SBA loans made by us since our acquisition of the lender, no assurance can be given that the SBA would not attempt to do so in the future.

      CURTAILMENT OF THE GOVERNMENT GUARANTEED LOAN PROGRAMS COULD CUT OFF AN
IMPORTANT SEGMENT OF OUR BUSINESS.

      There can be no assurance that the federal government will maintain the
SBA program, or that it will continue to guarantee loans at current levels. If we cannot continue making and selling government guaranteed loans, we will generate fewer origination fees and our ability to generate gains on sale of loans will decrease. From time to time, the government agencies that guarantee these loans reach their internal budgeted limits and cease to guarantee loans for a stated time period. In addition, these agencies may change their rules for loans. Also, Congress may adopt legislation that would have the effect of discontinuing or changing the programs. Non-governmental programs could replace government programs for some borrowers, but the terms might not be equally acceptable. If these changes occur, the volume of loans to small business and industrial borrowers of the types that now qualify for government guaranteed loans could decline, as could the profitability of these loans.

      CHANGING INTEREST RATES MAY REDUCE OUR INCOME FROM LENDING.

      Fluctuations in interest rates may affect customer demand for our loans and other products and services. Our lending business will likely increase during times of falling interest rates and, conversely, decrease during times of significantly higher interest rates. Significant fluctuations in interest rates and loan demand could have a potentially adverse effect on our results of operations and cash flows.

      OUR ABILITY TO PARTICIPATE IN THE SBA GOVERNMENT-GUARANTEED LOAN PROGRAM
DEPENDS ON OUR ABILITY TO OBTAIN SUFFICIENT WAREHOUSE OR SIMILAR LENDING
FACILITIES, ON SUFFICIENTLY ATTRACTIVE TERMS, TO ENABLE US TO MAKE PROFITABLE
LOANS.

      In conjunction with the acquisition of our SBA lending affiliate, we were able to assist in the renegotiation and extension of a major warehouse loan facility from an affiliate of Deutsche Bank. This warehouse line enables NSBF to fund loans and repay the line at the time all or a portion of the loan is sold, as is typically the case.

      On June 22, 2004, NSBF executed an amendment to such warehouse facility to provide for an extension of the warehouse credit line to June 30, 2005 and a possible increase of such line from the current $75 million up to $100 million under certain conditions. The credit facility had been scheduled to terminate on
June 30, 2004. The amended warehouse line contains adjustments to the terms of the advances and required reserves, additional financial and non-financial covenants and a commitment from NSBF to obtain $10 million in additional funding. In addition, the amended agreement requires, among other terms and conditions, that: (1) Newtek continue its previous guaranty of all of NSBF's obligations under the credit line (including the possible expanded facility),
(2) Newtek conform to maximum debt and minimum equity requirements, (3) Newtek not pay dividends for the one year term of the facility and (4) in the absence of funding from other sources, Newtek make a debt or equity infusion of at least
$10 million to support the lending activities of NSBF.

      In the absence of NSBF's warehouse line of credit, or some other comparable credit facility, NSBF would be unable to make any material number of loans without finding a replacement lending facility. Furthermore, our interest spread and net earnings from this segment of our business would be directly effected by the terms and conditions of the replacement lending facilities.

      AN INCREASE IN NON-PERFORMING ASSETS WOULD REDUCE OUR INCOME AND INCREASE
OUR EXPENSES.

      If our level of non-performing assets in our SBA lending business rises in the future, it could adversely affect our revenue and earnings. Non-performing assets are primarily loans on which borrowers are not making their required payments. Non-performing assets also include loans that have been restructured to permit the borrower to have smaller payments and real estate that has been acquired through foreclosure of unpaid loans. To the extent that our loan assets are non-performing, we will have less cash available for lending and other activities.

      RISKS RELATING TO OUR ELECTRONIC PAYMENT PROCESSING BUSINESS

      WE RELY CURRENTLY ON A SINGLE BANK SPONSOR, WHICH HAS SUBSTANTIAL
DISCRETION WITH RESPECT TO CERTAIN ELEMENTS OF OUR BUSINESS PRACTICES, IN ORDER
TO PROCESS BANKCARD TRANSACTIONS. IF THIS SPONSORSHIP IS TERMINATED AND WE ARE
NOT ABLE TO SECURE OR MIGRATE MERCHANT PORTFOLIOS TO NEW BANK SPONSORS, WE WILL
NOT BE ABLE TO CONDUCT OUR ELECTRONIC PAYMENT PROCESSING BUSINESS.

      Because we are not a bank, we are unable to belong to and directly access the Visa and MasterCard bankcard associations. The Visa and MasterCard operating regulations require us to be sponsored by a bank in order to process bankcard transactions. We are currently registered with Visa and MasterCard through the sponsorship of one bank that is a member of the card associations. If this sponsorship is terminated and we are unable to secure a bank sponsor, we will not be able to process bankcard transactions. Furthermore, our agreement with our sponsoring bank gives the sponsoring bank substantial discretion in approving certain elements of our business practices, including our solicitation, application and qualification procedures for merchants, the terms of our agreements with merchants, the processing fees that we charge, our customer service levels and our use of independent sales organizations. We cannot guarantee that our sponsoring bank's actions under these agreements will not be detrimental to us.

      IF WE OR OUR BANK SPONSOR FAIL TO ADHERE TO THE STANDARDS OF THE VISA AND
MASTERCARD CREDIT CARD ASSOCIATIONS, OUR REGISTRATIONS WITH THESE ASSOCIATIONS
COULD BE TERMINATED AND WE COULD BE REQUIRED TO STOP PROVIDING PAYMENT
PROCESSING SERVICES FOR VISA AND MASTERCARD.

      Substantially all of the transactions we process involve Visa or
MasterCard. If we or our bank sponsor fail to comply with the applicable requirements of the Visa and MasterCard credit card associations, Visa or
MasterCard could suspend or terminate our registration. The termination of our registration or any changes in the Visa or MasterCard rules that would impair our registration could require us to stop providing payment processing services, which would have a material adverse effect on our business.

                                       10

      WE AND OUR ELECTRONIC PAYMENT PROCESSING SUBSIDIARIES RELY ON OTHER CARD
PAYMENT PROCESSORS AND SERVICE PROVIDERS. IF THEY NO LONGER AGREE TO, OR ARE
UNABLE TO, PROVIDE THEIR SERVICES, OUR MERCHANT RELATIONSHIPS COULD BE ADVERSELY
AFFECTED AND WE COULD LOSE BUSINESS.

      Our electronic payment processing business relies on agreements with several other large payment processing organizations to enable us to provide card authorization, data capture, settlement and merchant accounting services and access to various reporting tools for the merchants we serve. We also rely on third parties to whom we outsource specific services, such as reorganizing and accumulating daily transaction data on a merchant-by-merchant and card issuer-by-card issuer basis and forwarding the accumulated data to the relevant bankcard associations. Many of these organizations and service providers are our competitors. The termination by our service providers of these arrangements with us or their failure to perform these services efficiently and effectively may adversely affect our relationships with the merchants whose accounts we serve and may cause those merchants to terminate their processing agreements with us.

      ON OCCASION, WE EXPERIENCE INCREASES IN INTERCHANGE AND SPONSORSHIP FEES.
IF WE CANNOT PASS THESE INCREASES ALONG TO OUR MERCHANTS, OUR PROFIT MARGINS
WILL BE REDUCED.

      Our electronic payment processing subsidiaries pay interchange fees or assessments to card associations for each transaction we process using their credit, debit and gift cards. From time to time, the card associations increase the interchange fees that they charge processors and the sponsoring banks. At their sole discretion, our sponsoring banks have the right to pass any increases in interchange fees on to us. In addition, our sponsoring banks may increase their Visa and MasterCard sponsorship fees, all of which are based upon the dollar amount of the payment transactions we process. If we are not able to pass these fee increases along to merchants through corresponding increases in our processing fees, our profit margins in this line of business will be reduced.

      UNAUTHORIZED DISCLOSURE OF MERCHANT OR CARDHOLDER DATA, WHETHER THROUGH
BREACH OF OUR COMPUTER SYSTEMS OR OTHERWISE, COULD EXPOSE US TO LIABILITY AND
BUSINESS LOSSES.

      Through our electronic payment processing subsidiaries, we collect and store sensitive data about merchants and cardholders and we maintain a database of cardholder data relating to specific transactions, including payment, card numbers and cardholder addresses, in order to process the transactions and for fraud prevention and other internal processes. If anyone penetrates our network security or otherwise misappropriates sensitive merchant or cardholder data, we could be subject to liability or business interruption. We cannot guarantee that our systems will not be penetrated in the future. If a breach of our system occurs, we may be subject to liability, including claims for unauthorized purchases with misappropriated card information, impersonation or other similar fraud claims.

      WE HAVE POTENTIAL LIABILITY IF OUR MERCHANTS REFUSE OR CANNOT REIMBURSE
CHARGE-BACKS RESOLVED IN FAVOR OF THEIR CUSTOMERS.

      If a billing dispute between a merchant and a cardholder is not ultimately resolved in favor of the merchant, the disputed transaction is "charged back" to the merchant's bank and credited to the account of the cardholder. If we or our processing banks are unable to collect the charge-back from the merchant's account, or if the merchant refuses or is financially unable due to bankruptcy or other reasons to reimburse the merchant's bank for the charge-back, we bear the loss for the amount of the refund paid to the cardholder's bank.

      WE FACE POTENTIAL LIABILITY FOR CUSTOMER OR MERCHANT FRAUD.

      Credit card fraud occurs when a merchant's customer uses a stolen card (or a stolen card number in a card-not-present transaction) to purchase merchandise or services. In a traditional card-present transaction, if the merchant swipes the card, receives authorization for the transaction from the card issuing bank and verifies the signature on the back of the card against the paper receipt signed by the customer, the card issuing bank remains liable for any loss. In a fraudulent card-not-present transaction, even if the merchant receives authorization for the transaction, the merchant is liable for any loss arising

                                       11

from the transaction. Many of our business customers are small and transact a substantial percentage of their sales over the Internet or by telephone or mail orders. Because their sales are card-not-present transactions, these merchants are more vulnerable to customer fraud than larger merchants and we could experience charge-backs arising from cardholder fraud more frequently with these merchants.

      Merchant fraud occurs when a merchant, rather than a customer, knowingly uses a stolen or counterfeit card or card number to record a false sales transaction or intentionally fails to deliver the merchandise or services sold in an otherwise valid transaction. Anytime a merchant is unable to satisfy a charge-back, we are responsible for that charge-back. We have established systems and procedures to detect and reduce the impact of merchant fraud, but we cannot assure you that these measures are or will be effective. Failure to effectively manage risk and prevent fraud could increase our charge-back liability.

      RISKS RELATING TO OUR WEBSITE HOSTING BUSINESS

      CRYSTALTECH OPERATES IN A COMPETITIVE INDUSTRY WHERE TECHNOLOGICAL CHANGE
CAN BE RAPID.

      The website hosting business and its related technology involve a broad range of rapidly changing technologies. CrystalTech's equipment and the technologies on which it is based may not remain competitive over time, and others may develop superior technologies that render CrystalTech's products non-competitive without significant additional capital expenditures.

      CRYSTALTECH'S WEBSITE HOSTING BUSINESS DEPENDS ON THE EFFICIENT AND
UNINTERRUPTED OPERATION OF ITS COMPUTER AND COMMUNICATIONS HARDWARE SYSTEMS AND
INFRASTRUCTURE.

      Despite precautions taken by CrystalTech against possible failure of its systems, interruptions could result from natural disasters, power loss, the inability to acquire fuel for our backup generators, telecommunications failure, terrorist attacks and similar events. CrystalTech also leases telecommunications lines from local, regional and national carriers whose service may be interrupted. Our business, financial condition and results of operations could be harmed by any damage or failure that interrupts or delays our operations.

      OF PRIMARY IMPORTANCE TO CRYSTALTECH'S WEBSITE HOSTING CUSTOMERS IS THE
INTEGRITY OF ITS INFRASTRUCTURE AND THE PRIVACY OF CONFIDENTIAL INFORMATION.

      CrystalTech's infrastructure is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents
CrystalTech's security measures, he or she could jeopardize the security of confidential information stored on CrystalTech's systems, misappropriate proprietary information or cause interruptions in CrystalTech's operations. We may be required to make significant additional investments and efforts to protect against or remedy security breaches. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability. The security services that CrystalTech offers in connection with customers' networks cannot assure complete protection from computer viruses, break-ins and other disruptive problems. Although CrystalTech attempts to limit contractually its liability in such instances, the occurrence of these problems may result in claims against CrystalTech or us or liability on our part. These claims, regardless of their ultimate outcome, could result in costly litigation and could harm our business and reputation and impair
CrystalTech's ability to attract and retain customers.

      CRYSTALTECH'S BUSINESS DEPENDS ON MICROSOFT CORPORATION FOR THE LICENSE TO
USE SOFTWARE AS WELL AS OTHER INTELLECTUAL PROPERTY IN ITS WEBSITE HOSTING
BUSINESS.

      CrystalTech's website hosting business is built on a technological platform relying on the Microsoft Windows(R) products that CrystalTech currently licenses. As a result, if we are unable to continue to have the benefit of that licensing arrangement or if the Microsoft Windows(R) products upon which
CrystalTech's platform is built become obsolete, our business could be materially and adversely affected.

                                       12

      CRYSTALTECH DEPENDS ON THE SERVICES OF A FEW KEY PERSONNEL IN MANAGING ITS
WEBSITE HOSTING BUSINESS, AND THE LOSS OF ONE OR MORE OF THEM COULD MATERIALLY
IMPAIR ITS ABILITY TO MAINTAIN CURRENT LEVELS OF CUSTOMER SERVICE AND THE PROPER
TECHNICAL OPERATIONS OF ITS BUSINESS.

      We will depend upon the continued management by Tim Uzzanti of the operations of CrystalTech's website hosting business, along with two or three other individuals to supervise CrystalTech's technical operations and the customer technical service response. If we were to lose the services of one or more of these persons, our website hosting business could be significantly diminished.

      RISKS RELATING TO OUR NEW BUSINESSES

      THE NEW BUSINESSES WE PLAN TO DEVELOP OR ORGANIZE, NAMELY INSURANCE SALES,
TAX PREPARATION SERVICES AND FINANCIAL INFORMATION SERVICES WILL BE BUSINESSES
WHICH ARE NEW TO US AND WE MAY INCUR SIGNIFICANT LOSSES PRIOR TO BECOMING
PROFITABLE IF EVER.

      We do not have any experience in conducting our proposed new businesses in any meaningful manner in the past. Our investment in and operation of these businesses may result in losses due to our lack of knowledge and experience.

      WE CANNOT ASSURE THAT THE INSURANCE, TAX PREPARATION OR FINANCIAL
INFORMATION SERVICES WE PLAN TO OFFER WILL BE PRICE COMPETITIVE OR ACCEPTED BY
OUR CUSTOMERS.

      Despite our efforts to design, market and deliver integrated services to our customers, our proposed new services may not be widely accepted and we may not be able to compete with other larger and better capitalized providers of such services.

      WE WILL DEPEND ON THIRD PARTIES, PARTICULARLY PROPERTY AND CASUALTY
INSURANCE COMPANIES, TO SUPPLY THE PRODUCTS MARKETED BY OUR AGENTS.

      Our future contracts with property and casualty insurance companies typically will provide that the contracts can be terminated by the supplier without cause. Our inability to enter into satisfactory arrangements with these suppliers or the loss of these relationships for any reason would adversely affect the results of our new insurance business.

      TERMINATION OF OUR PROFESSIONAL LIABILITY INSURANCE POLICY MAY ADVERSELY
IMPACT OUR FINANCIAL PROSPECTS AND OUR ABILITY TO CONTINUE OUR RELATIONSHIPS
WITH INSURANCE COMPANIES.

      We will need to obtain professional liability insurance in connection with the operation of this business. If we are unable to obtain or if we lose such insurance after we obtain it, it is unlikely that our relationships with insurance companies would continue. We are currently in the process of obtaining professional liability insurance to cover the operations of the insurance agency and meet applicable state licensing requirements but no assurances can be given that we will be able to obtain such insurance. Once obtained, our failure to maintain this insurance would have a material adverse impact on the business.

      IF WE FAIL TO COMPLY WITH GOVERNMENT REGULATIONS, OUR INSURANCE AGENCY
BUSINESS COULD BE ADVERSELY AFFECTED.

      Our insurance agency business will be subject to comprehensive regulation in the various states in which we plan to conduct business. Our success will depend in part upon our ability to satisfy these regulations and to obtain and maintain all required licenses and permits. Our failure to comply with any statutes and regulations could have a material adverse effect on us.
Furthermore, the adoption of additional statutes and regulations, changes in the interpretation and enforcement of current statutes and regulations or the expansion of our business into jurisdictions that have adopted more stringent regulatory requirements than those in which we currently conduct business could have a material adverse effect on us.

                                       13

      WE DO NOT HAVE ANY CONTROL OVER THE COMMISSIONS OUR INSURANCE AGENCY
EXPECTS TO EARN ON THE SALE OF INSURANCE PRODUCTS WHICH ARE BASED ON PREMIUMS
AND COMMISSION RATES SET BY INSURERS AND THE CONDITIONS PREVALENT IN THE
INSURANCE MARKET.

      Our insurance agency expects to earn commissions on the sale of insurance products. Commission rates and premiums can change based on the prevailing economic and competitive factors that affect insurance underwriters. In addition, the insurance industry has been characterized by periods of intense price competition due to excessive underwriting capacity and periods of favorable premium levels due to shortages of capacity. We cannot predict the timing or extent of future changes in commission rates or premiums or the effect any of these changes will have on the operations of our insurance agency.

      RISKS RELATING TO OUR COMMON STOCK

      THREE OF OUR SHAREHOLDERS, ALL OF WHOM ARE EXECUTIVE OFFICERS AND
DIRECTORS, BENEFICIALLY OWN APPROXIMATELY 42% OF OUR COMMON STOCK AND WILL BE
ABLE TO CONTROL THE OUTCOME OF MOST SHAREHOLDER ACTIONS.

      Because of their ownership of our stock, Messrs. Sloane, Wasserman and
Rubin will be able to control or have significant influence over all actions requiring shareholder approval, including the election of directors, the adoption of amendments to the certificate of incorporation, approval of stock incentive plans and approval of major transactions such as a merger or sale of assets. This could delay or prevent a change in control of our company, deprive our shareholders of an opportunity to receive a premium for their shares of common stock as part of a change in control and have a negative effect on the market price of our common stock.

      THERE IS A SMALL TRADING MARKET FOR OUR COMMON STOCK, AND YOU MAY NOT BE
ABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE YOU PAY FOR THEM.

      The price of our common stock is subject to fluctuations based on, among other things, economic and market conditions for companies in similar industries to ours and the stock market in general, as well as changes in investor perceptions of us. While we are a publicly-traded company, the volume of trading activity in our stock is relatively small. The current public float of our common stock is approximately 18,500,000 shares, and the average daily trading volume of our common stock from January 1, 2004 through June 30, 2004 was approximately 77,000 shares. Even if a more active market develops, there can be no assurance that such a market will continue or that our shareholders will be able to sell their shares at or above the offering price.

      FUTURE ISSUANCES OF OUR COMMON STOCK OR OTHER SECURITIES, INCLUDING
PREFERRED STOCK, MAY DILUTE THE PER SHARE BOOK VALUE OF OUR COMMON STOCK OR HAVE
OTHER ADVERSE CONSEQUENCES TO OUR COMMON SHAREHOLDERS.

      Our board of directors has the authority, without the action or vote of our shareholders, to issue all or part of the approximately 5,800,000 authorized but unissued shares of our common stock. If issued, these common shares would represent approximately 17% of our outstanding common stock. Our business strategy relies upon investment in and acquisition of businesses using the resources available to us, including our common stock. We have made acquisitions during 2002, 2003 and 2004 involving the issuance of our common stock, and we expect to make additional acquisitions in the future using our common stock.
Additionally, we anticipate granting additional options or restricted stock awards to our employees and directors in the future. We may also issue additional securities, through public or private offerings, in order to raise capital to support our growth, including in connection with possible acquisitions or in connection with purchases of minority interests in affiliated companies or capcos. Future issuances of our common stock will dilute the percentage of ownership interest of current shareholders and could decrease the per share book value of our common stock. In addition, option holders may exercise their options at a time when we would otherwise be able to obtain additional equity capital on more favorable terms.

                                       14

      Pursuant to our certificate of incorporation, our board of directors is authorized to issue, without action or vote of our shareholders, up to 1,000,000 shares of "blank check" preferred stock, meaning that our board of directors may, in its discretion, cause the issuance of one or more series of preferred stock and fix the designations, preferences, powers and relative participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference, and to fix the number of shares to be included in any such series. The preferred stock so issued may rank superior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, the shares of preferred stock may have class or series voting rights.

      THE AUTHORIZATION AND ISSUANCE OF "BLANK CHECK" PREFERRED STOCK COULD HAVE
AN ANTI-TAKEOVER EFFECT DETRIMENTAL TO THE INTERESTS OF OUR SHAREHOLDERS.

      Our certificate of incorporation allows our board of directors to issue preferred stock with rights and preferences set by the board without further shareholder approval. The issuance of shares of this "blank check" preferred stock could have an anti-takeover effect detrimental to the interests of our shareholders. For example, in the event of a hostile takeover attempt, it may be possible for management and the board to impede the attempt by issuing the preferred shares, thereby diluting or impairing the voting power of the other outstanding shares of common stock and increasing the potential costs to acquire control of us. Our board has the right to issue any new shares, including preferred shares, without first offering them to the holders of common stock as they have no preemptive rights.

      WE KNOW OF NO OTHER PUBLICLY-HELD COMPANY THAT SPONSORS AND OPERATES
CAPCOS AS A MATERIAL PART OF ITS BUSINESS. AS SUCH, THERE ARE, TO OUR KNOWLEDGE,
NO OTHER COMPANIES AGAINST WHICH INVESTORS MAY COMPARE OUR CAPCO BUSINESS,
OPERATIONS, RESULTS OF OPERATIONS AND FINANCIAL AND ACCOUNTING STRUCTURES.

      In the absence of any meaningful peer group comparisons for our capco business, investors may have a difficult time understanding and judging the strength of our business. This, in turn, may have a depressing effect on the value of our stock.

      SUBSTANTIAL SALES OF SHARES MAY IMPACT THE MARKET PRICE OF OUR COMMON
STOCK.

      If our shareholders sell substantial amounts of our common stock, the market price of our common stock may decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We are unable to predict the effect that sales may have on the then prevailing market price of our common stock. This risk is compounded by the fact that Messrs. Sloane, Rubin and
Wasserman, each of whom are executive officers and directors, own approximately
42% of our common stock, and sales by any one of them of substantial numbers of shares, or the perception that such sales could occur, could adversely affect the market price.

      PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND NEW YORK LAW PLACE
RESTRICTIONS ON OUR SHAREHOLDERS' ABILITY TO RECOVER FROM OUR DIRECTORS.

      As permitted by New York law, our amended and restated certificate of incorporation limits the liability of our directors for monetary damages for breach of a director's fiduciary duty except for liability in certain instances.
As a result of these provisions and New York law, shareholders have restrictions and limitations upon their rights to recover from directors for breaches of their duties. In addition, our certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent permitted by law.

      WE MAY NOT BE ABLE TO COMPLY IN A TIMELY MANNER WITH ALL OF THE RECENTLY
ENACTED OR PROPOSED CORPORATE GOVERNANCE REQUIREMENTS.

      Beginning with the enactment of the Sarbanes-Oxley Act of 2002, in July
2002, a significant number of new corporate governance requirements have been adopted or proposed by the SEC and the Nasdaq Stock Market. Although we currently expect to comply with all current and future requirements, we may

                                       15

not be successful in complying with these requirements in the future. In addition, certain of these requirements may require us to make changes to our corporate governance.

                      WHERE YOU CAN FIND MORE INFORMATION;
                           INCORPORATION BY REFERENCE

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our file number under the Securities Exchange Act is 1-16123. You may read and copy, upon payment of a fee set by the SEC, any document that we file with the SEC at its public reference rooms in Washington, D.C. (450 Fifth Street, N.W., 20549) and
Chicago, Illinois (Citicorp Center, 500 West Madison Street, 14th Floor, Suite
1400, 60661). You may also call the SEC at 1-800-432-0330 for more information on the public reference rooms. Our filings are also available to the public on the Internet, through the SEC's EDGAR database. You may access the EDGAR database at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" into this prospectus the information we file with them. This means that we can disclose important business, financial and other information in our SEC filings by referring you to the documents containing this information. All information incorporated by reference is part of this prospectus, unless that information is updated and superseded by the information contained in this prospectus or by any information filed subsequently that is incorporated by reference or by any prospectus supplement. Any prospectus supplement or any information that we subsequently file with the SEC that is incorporated by reference will automatically supersede any prior information that is part of this prospectus or any prior prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the
Securities Exchange Act of 1934 until the termination of this offering:

         o    Proxy Statement filed June 18, 2004.

         o    The description of our Common Stock contained in our Registration
              Statement on Form 8-A, filed September 18, 2000, which registered our common stock under Section 12(b) of the Securities Exchange
              Act of 1934.

         o    Quarterly Reports on Form 10-Q for the periods ended March 31 and
              June 30, 2004.

         o    Annual Reports on Form 10-K for the year ended December 31, 2003, filed March 30, 2004.

         o    Current Reports on Form 8-K dated August 18 and July 13, 2004 relating to the acquisition of CrystalTech Web Hosting, Inc.

         o    Current Reports on Form 8-K filed August 23, August 25, and
              August 26, 2004.

         This prospectus is part of a Registration Statement on Form S-3 we have filed with the SEC relating to our common stock registered under the Securities
Act of 1933. As permitted by SEC rules, this prospectus does not contain all of the information contained in the Registration Statement and accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our common stock. The registration statement, exhibits and schedules are also available at the SEC's public reference rooms or through its EDGAR database on the internet.

         You may obtain a copy of these filings at no cost by writing to us at
Newtek Business Services, Inc., 100 Quentin Roosevelt Boulevard, Suite 408,
Garden City, New York, Attention: Ellen Merryman, or by telephoning us at (516)
794-0100. In order to obtain timely delivery, you must request the information no later than five business days prior to the date you decide to invest in our common stock.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this prospectus.

                                       16

          SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements contained in (i) this prospectus, (ii) any applicable prospectus supplement and (iii) the documents incorporated by reference into this prospectus, may constitute "forward-looking statements"
within the meaning of the federal securities laws. Forward-looking statements are based on our management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to them. These statements are not statements of historical fact.
Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ materially from our expectations are:

         o    The performance of our consolidated operating companies, aspects of which are outside our control.

         o    Losses by the capcos due to investments in riskier early-stage and start up businesses could make it significantly more difficult for the capcos to meet minimum state statutory investment benchmarks and thus subject the capcos to decertification and further financial loss.

         o    The degree and nature of our competition and that of our
              consolidated operating companies.

         o    The lack of widespread acceptance of the commercial use of the
              Internet, which may be material to one or more of our consolidated operating companies.

         o    Our ability, and that of our consolidated operating companies, to attract and retain key managerial and technical personnel.

         o    Changes in government regulation of our business and those of our consolidated operating companies.

         When used in our documents or oral presentations, the words
"anticipate", "estimate", "expect", "objective", "projection", "forecast",
"goal", or similar words are intended to identify forward-looking statements. We qualify any such forward-looking statements entirely by these cautionary factors.

                              PLAN OF DISTRIBUTION

         We are registering all 69,444 shares on behalf of the selling shareholder. The selling shareholder named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from the named selling shareholder as a gift or other non-sale-related transfer after the date of this prospectus may sell the shares from time to time. The selling shareholder may also decide not to sell all the shares he is allowed to sell under this prospectus. The selling shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling shareholder may effect such transactions by selling the shares to or through broker-dealers. Our common stock may be sold by the selling shareholder in one or more of, or a combination of, the following transactions:

         o    a block trade in which the broker-dealer so engaged will attempt to sell our common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction,

         o    purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

         o    an exchange distribution in accordance with the rules of such exchange,

         o    ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

         o    in privately negotiated transactions.

                                       17

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in the resales.

         The selling shareholder may enter into hedging transactions with broker-dealers in connection with distributions of our common stock or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholder. The selling shareholder also may sell shares short and redeliver our common stock to close out such short positions. The selling shareholder may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of our common stock. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholder also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell our common stock so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholder.
Broker-dealers or agents may also receive compensation from the purchasers of our common stock for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with our common stock. Broker-dealers or agents and any other participating broker-dealers or the selling shareholder may be deemed to be an "underwriter"
within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of the shares. Accordingly, any such commission, discount or concession received by it and any profit on the resale of our common stock purchased by it may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because a selling shareholder may be deemed to be an
"underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, the selling shareholder will be subject to the prospectus delivery requirements of the Securities Act of 1933. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the
Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling shareholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholder.

         Our common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states our common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Securities Exchange
Act of 1934, any person engaged in the distribution of our common stock may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, the selling shareholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholder. We will make copies of this prospectus available to the selling shareholder and have informed him of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of our common stock.

                                       18

         We will file a supplement to this prospectus, if required, pursuant to
Rule 424(b) under the Securities Act of 1933 upon being notified by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

         o    the name of such selling shareholder(s) and of the participating broker-dealer(s),

         o    the number of shares involved,

         o    the price at which such shares were sold,

         o    the commissions paid or discounts or concessions allowed to such broker-dealer(s), if any,

         o    that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

         o    other facts material to the transaction.

         We will bear all costs, expenses and fees in connection with the registration of our common stock. The selling shareholder will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling shareholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

                               SELLING SHAREHOLDER

         On July 9, 2004, Newtek Business Services, Inc. completed the acquisition of the business of CrystalTech Web Hosting, Inc., a Phoenix based company engaged in the business of providing website hosting services, pursuant to an asset purchase agreement by and among them. Pursuant to the terms of the asset purchase agreement, as a portion of the purchase price Tim Uzzanti received 69,444 shares of our common stock, which have been registered for resale with the use of this prospectus. Newtek Business Services, Inc. has agreed with the selling shareholder to file a registration statement to register for resale the shares of common stock set forth below. The selling shareholder has not had a material relationship with Newtek Business Services, Inc. within the past three years other than as a result of ownership of our shares and as an employee of CrystalTech following its acquisition on July 9, 2004. Shares may also be sold by donees, pledges and other transferees or successors-in-interest of the selling shareholder.

         The following table sets forth the name of the selling shareholder, the number of shares owned by the selling shareholder as of the date of this
Prospectus, and the number of shares of our common stock expected to be owned by selling shareholder after this offering is completed. The number of shares in the column "Number of Shares Being Offered" represents all of the shares the selling shareholder may offer under this prospectus. We do not know how many shares or how long the selling shareholder may continue to offer under this prospectus. We do not know how long the selling shareholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholder regarding the sale of any of the shares, except as indicated below. The shares being offered by this prospectus may be offered from time to time by the selling shareholder named below. Because the selling shareholder may sell all, some or none of the shares or may acquire or dispose of other shares of common stock, we cannot estimate the aggregate number of shares that will be sold in this offering or the number or percentage of shares of common stock that the selling shareholder will own upon completion of this offering.

                                  SHARES BENEFICIALLY OWNED                                  SHARES BENEFICIALLY OWNED
                                      PRIOR TO OFFERING                                           AFTER OFFERING
           NAME OF                -------------------------         NUMBER OF SHARES         -------------------------
        SHAREHOLDERS              NUMBER          PERCENT            BEING OFFERED            NUMBER          PERCENT
------------------------------ -------------- ----------------- ------------------------- --------------- ----------------

Tim Uzzanti                      555,555*            1.68%                69,444              486,111        1.47%

* Pursuant to the asset purchase agreement relating to the acquisition of
CrystalTech Web Hosting, Inc., 486,111 of the pre-offering shares may be released from escrow if certain profitability benchmarks and conditions subsequent are attained. If such conditions are not attained the shares will be returned to the Company.

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                                 USE OF PROCEEDS

         Newtek Business Services, Inc. will not receive any of the proceeds from the sale of the shares by the selling shareholder. LEGAL MATTERS

         Cozen O'Connor, Washington, D.C., will pass on the validity of our common stock being registered.

                                     EXPERTS

         The consolidated financial statements as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                      DISCLOSURE OF COMMISSION POSITION ON
                  INDEMNIFICATION FOR SECURITIES ACT LIABILITY

         Our certificate of incorporation and our Bylaws provide that our directors, officers, employees or agent shall be indemnified as to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, as long as the director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in our best interests. Our Bylaws also authorize us to purchase and maintain insurance on behalf of any of our directors or officers against any liability asserted against that person in that capacity, whether or not we would have the power to indemnify that person.

         In addition, the New York Business Corporation Law empowers us to indemnify and advance expenses to our directors, officers, employees or agents.
Additionally, the New York Business Corporation Law states that indemnification and advancement of expenses permitted by that Law is not exclusive to any other rights which those seeking indemnification or advancement of expenses may be entitled pursuant to any bylaw, agreement, vote of shareholders or disinterested director or otherwise.

         Insofar as indemnification for liabilities arising under the Securities
Act, may be permitted to our directors, officers, and controlling persona pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                   ------------------------------------------

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS.
WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM
THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SHAREHOLDER IS OFFERING TO SELL,
AND SEEKING OFFERS TO BUY SHARES OF NEWTEK BUSINESS SERVICES, INC. COMMON STOCK
ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THIS INFORMATION
CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS,
REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF NEWTEK'S
COMMON STOCK.

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